                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                       GILEAD SCIENCES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box)

/X/        No fee required.
/ /        $500 per each party to the controversy pursuant to Exchange Act
           Rule 14a-6(i)(3).
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                             [GILEAD SCIENCES LOGO]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 2, 2001

                            ------------------------

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:


    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of GILEAD SCIENCES, INC., a Delaware corporation (the "Company"), will be held on Friday, February 2, 2001, at 10:00 a.m. local time at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California to act on the following matter:


    1. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 100,000,000 shares to 500,000,000 shares.

    The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on December 8, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          /s/ Mark L. Perry

                                          Mark L. Perry
                                          SECRETARY


Foster City, California
December 20, 2000


    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             [GILEAD SCIENCES LOGO]

                            ------------------------

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS

                                   TO BE HELD
                                FEBRUARY 2, 2001

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


    The enclosed proxy is solicited on behalf of the Board of Directors of Gilead Sciences, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on Friday, February 2, 2001 at 10:00 a.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purpose set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California. The Company intends to mail this proxy statement and accompanying proxy card on or about
December 28, 2000 to all stockholders entitled to vote at the Special Meeting.


SOLICITATION


    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding, in their names, shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, a third-party proxy solicitor. No additional compensation will be paid to directors, officers or other regular employees for such services, but a third-party proxy solicitor, D.F. King & Co., will be paid its customary fee, estimated to be about $6,000, for solicitation services.


VOTING RIGHTS AND OUTSTANDING SHARES


    Only holders of record of Common Stock at the close of business on December 8, 2000 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. On the Record Date, the Company had 47,085,744 shares of Common Stock outstanding and entitled to vote.


    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on the matter to be voted upon at the Special Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve Proposal 1, the only matter to be voted on at the Special Meeting. For purposes of Proposal 1, abstentions and broker non-votes will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 333 Lakeside Drive, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Pursuant to the Company's bylaws, a stockholder proposal or a nomination for director intended to be presented at the Company's 2001 Annual Meeting of Stockholders had to have been received by the Company no later than November 15, 2000 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Proposals of stockholders not intended to be included in the proxy statement and proxy must be received by the Company between January 24, 2001 and February 23, 2001.

                                   PROPOSAL 1
                  APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED
                             SHARES OF COMMON STOCK


    Gilead's board of directors has adopted, subject to stockholder approval, an amendment to Gilead's amended and restated certificate of incorporation. This amendment would increase the authorized number of shares of Gilead common stock from 100,000,000 shares to 500,000,000 shares. These additional shares would be used by Gilead for business and financial purposes, as described below. In particular, subject to favorable market conditions and approval of this proposal, Gilead plans to use a number of the additional shares for a stock split that would be effected in the form of a stock dividend on all outstanding shares of Gilead common stock. The board anticipates approving a two-for-one split in January 2001, but the final decision on whether to implement a stock split and what the magnitude of the split should be, will be based on market conditions and remains in the sole discretion of the board.


    The objective of the stock split would be to proportionately lower the market price of Gilead common stock. Such lower price would be expected to increase the liquidity and broaden the marketability of Gilead's common stock. The board may decide, in the best interests of Gilead and due to market conditions or otherwise, not to effect the stock split. Therefore, no assurances can be given that the board will effect this stock split even if this proposal is adopted.

    If the stock split is effected, each stockholder would receive, for each share of Gilead common stock held by such stockholder on the record date as would be established by the Board for the stock split, a dividend of Gilead common stock. For example, if the board declares a two-for-one stock split, each stockholder would receive one additional share for each share held. In addition, Gilead's options, stock purchase rights and warrants would be proportionately adjusted such that the number of shares underlying Gilead's outstanding options, stock purchase rights and warrants would be increased (for example doubled in a two-for-one stock split) and the exercise price would be reduced (for example halved in a two-for-one stock split). The total number of shares remaining available for grant under Gilead's equity incentive plans would also increase in proportion to any stock split, but the relative percentage of shares authorized for issuance under these plans compared to outstanding shares would not change.


    As of December 8, 2000, there were 47,085,744 shares of common stock outstanding and held by Gilead stockholders. In addition to these shares, as of December 8, 2000 there were 9,233,900 shares of common stock reserved for issuance under Gilead equity incentive plans, options and warrants. Of this number, 5,398,450 shares were reserved for issuance upon exercise of outstanding options that were previously granted under Gilead's stock options plans, 3,171,565 shares were reserved for issuance upon exercise of options that may be granted in the future under Gilead's stock options plans, 6,666 shares were reserved for issuance upon exercise of outstanding options that were granted outside of Gilead's stock option plans, 639,754 shares were reserved for issuance under the Employee Stock Purchase Plan, and 17,465 shares were reserved for issuance upon exercise of outstanding warrants. Of the above shares, approximately 8,827,624 shares were reserved under plans approved by the stockholders and approximately 382,145 shares were reserved under plans assumed by the Company in connection with the acquisition of NeXstar Pharmaceuticals, Inc. in 1999. In addition, on December 18, 2000 Gilead issued $250,000,000 of 5% Convertible Subordinated Notes ($300,000,000 if the over-allotment option is exercised in full) which can be converted into 2,544,529 shares of Gilead common stock at the $98.25 conversion price (3,053,435 if the over-allotment option is exercised in full).



    Other business and financial purposes for the additional shares include future stock splits, raising capital, such as, for example, the recently completed 5% Convertible Subordinated Notes offering, establishing strategic relationships, acquisitions of other companies, businesses or products, and other transactions that Gilead's board deems are in Gilead's best interest. The additional authorized shares would enable Gilead to act quickly in response to appropriate opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval. Other than a stock split, Gilead has no current plans, arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal.



    The additional shares of common stock would have rights identical to the currently outstanding Gilead common stock. Adoption of the proposed amendment and any issuance of the common stock would not affect the rights of Gilead stockholders except for effects incidental to increasing the number of shares of the common stock outstanding. Incidental effects of the increase in the outstanding number of shares may include dilution of the earnings per share and voting rights of current holders of common stock. The proposed stock split would dilute earnings per share but would not affect voting rights of current stockholders as each stockholder would continue to hold the same percentage interest in Gilead. If the amendment is adopted, it will become effective upon filing of a certificate of amendment of Gilead's amended and restated certificate of incorporation with the Secretary of State of Delaware. A form of this certificate of amendment is attached to this proxy statement as Exhibit A.


    Gilead could also use the additional shares of common stock to oppose a hostile takeover attempt or delay or prevent changes in control or management of Gilead. For example, without further stockholder approval, the board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by Gilead to deter or prevent changes in control of Gilead, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

    The affirmative vote of the holders of a majority of the outstanding shares of Gilead common stock will be required to approve this amendment to Gilead's Amended Restated Certificate of Incorporation, as amended. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     THAT STOCKHOLDERS VOTE FOR PROPOSAL 1.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of November 8, 2000 by: (1) each current director; (2) each current executive officer named in the Summary Compensation Table; (3) all executive officers and directors of the Company as a group; and
(4) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.


                                                                   BENEFICIAL
                                                                  OWNERSHIP(1)
                                                              --------------------
                                                              NUMBER OF   PERCENT
BENEFICIAL OWNER                                               SHARES     OF TOTAL
----------------                                              ---------   --------
Wellington Management Company, LLP(2).......................  5,393,482     11.5%
  75 State Street
  Boston, MA 02109

John C. Martin(3)...........................................    404,523     *

Donald H. Rumsfeld(4).......................................    163,432     *

Norbert W. Bischofberger(5).................................    176,330     *

Mark L. Perry(6)............................................    116,899     *

Etienne F. Davignon(7)......................................     63,330     *

Gordon E. Moore(8)..........................................     68,231     *

James M. Denny(9)...........................................     47,850     *

George P. Shultz(10)........................................     48,000     *

Paul Berg(11)...............................................     17,300     *

All executive officers and directors as a group (14           1,286,060      2.7%
  persons)(12)..............................................


------------------------

   * Less than 1%.

 (1) This table is based upon information supplied by the Company's directors, officers, principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 47,047,550 shares of Common Stock outstanding on November 8, 2000.


 (2) The Wellington Management Company, LLP ("WMC"), a registered investment advisor, has beneficial ownership of and shared dispositive power over 5,393,482 shares of Common Stock at September 30, 2000. Such shares are owned by numerous investment advisory clients of WMC, none of which is known to have beneficial ownership of more than 5% of Common Stock. As of September 30, 2000, WMC had shared voting power over 2,708,474 of the shares for which it is deemed to have beneficial ownership.



 (3) Includes 362,825 shares subject to stock options exercisable within 60 days.



 (4) Includes 15,854 shares held in a grantor annuity trust for which Mr. Rumsfeld and Mr. Denny are co-donors and trustees and 68,200 shares subject to stock options exercisable within 60 days.

 (5) Includes 12,534 shares held in trust for which Dr. Bischofberger and his wife are trustees, 400 shares held in account for Dr. Bischofberger's minor children for which Dr. Bischofberger is the custodian and 145,500 shares subject to stock options exercisable within 60 days.



 (6) Includes 800 shares held in account for Mr. Perry's minor child for which Mr. Perry is the custodian and 92,500 shares subject to stock options exercisable within 60 days.



 (7) Includes 35,000 shares subject to stock options exercisable within 60 days.



 (8) Includes 51,566 shares subject to stock options exercisable within 60 days.



 (9) Includes 47,850 shares subject to stock options exercisable within 60 days.



 (10) Includes 38,000 shares subject to stock options exercisable within 60 days.



 (11) Includes 17,300 shares subject to stock options exercisable within 60 days.



 (12) Includes 1,030,948 shares subject to stock options exercisable within 60 days. See notes (3) through (11) above.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Each Non-Employee Director of the Company receives a fee of $1,000 for each meeting attended. For the year ended December 31, 1999, the total compensation paid to current non-employee directors was $26,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

    Each Non-Employee Director of the Company also receives stock option grants under the 1995 Non-Employee Directors' Stock Option Plan ("Directors' Plan"). The Directors' Plan provides for non-discretionary grants of nonstatutory stock options to Non-Employee Directors of the Company, on an automatic basis pursuant to a pre-approved schedule. Options granted under the Directors' Plan are at prices not less than fair value on the date of grant, become exercisable over a period of five years in equal quarterly installments at the rate of 5% per quarter and expire after ten years. Such vesting is conditioned upon continuous service as a Non-Employee Director of or consultant to the Company. The exercise price of options granted must be paid in cash or shares of Common Stock of the Company at the time the option is exercised.

    Each Non-Employee Director was granted as of January 2, 1996, or on such later date as he or she is first elected to be a Non-Employee Director, an option to purchase 25,000 shares of Common Stock of the Company (the "Initial Grant"). Thereafter, on each anniversary date of a Non-Employee Director's Initial Grant, the Non-Employee Director is automatically granted an option to purchase 5,000 shares of Common Stock of the Company (the "Annual Grant"). A Non-Employee Director who is also the Chairperson of the Board is granted an option to purchase an additional 20,000 shares of Common Stock of the Company at the time of his or her Initial Grant or later election as Chairperson, and an additional 4,000 shares of Common Stock of the Company at the time of his or her Annual Grant. Each Non-Employee Director who serves on a standing committee of the Board is automatically granted an option to purchase an additional 1,000 shares of Common Stock of the Company at the time of his or her Initial Grant, and an additional 1,000 shares of Common Stock of the Company at the time of his or her Annual Grant, for each such committee. Each Non-Employee Director who serves on a standing committee and who is also the Chairperson of that committee is automatically granted an option to purchase an additional 2,000 shares of Common Stock of the Company at the time of his or her Annual Grant. No other options may be granted under the Directors' Plan.

    During 1999, the Company granted options covering 46,000 shares to its current Non-Employee Directors, at exercise prices ranging from $41.06 to $43.25 per share. Each option granted had an exercise price equal to the fair value of the Common Stock of the Company on the date of grant.

    As of December 8, 2000, options to purchase a total of 355,000 shares of Common Stock of the Company were outstanding under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

    The following table shows, for the years ended December 31, 1999, 1998 and 1997, certain compensation awarded or paid to, or earned by, the Company's Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                        ------------
                                                                 ANNUAL COMPENSATION       SHARES
                                                   YEAR ENDED    --------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                       DECEMBER 31,   SALARY(1)    BONUS      OPTIONS(2)
---------------------------                       ------------   ---------   --------   ------------
John C. Martin..................................      1999       $387,681    $250,000      100,000
  President and Chief Executive Officer               1998       $354,375    $150,000       65,000
                                                      1997       $326,667    $150,000       75,000

Jeffrey W. Bird(3)..............................      1999       $247,073    $140,000       60,000
  Former Senior Vice President, Business
    Operations                                        1998       $222,750    $100,000       65,000
                                                      1997       $187,917    $100,000       40,000

Norbert W. Bischofberger(4).....................      1999       $247,075    $140,000       60,000
  Executive Vice President, Research and              1998       $222,752    $115,000       55,000
  Development                                         1997       $199,583    $ 75,000       40,000

Howard S. Jaffe(5)..............................      1999       $290,368    $175,000       40,000
  Former Senior Vice President, Drug Development      1998       $278,461    $100,000       35,000
                                                      1997       $269,167    $100,000       40,000

Mark L. Perry (6)...............................      1999       $275,514    $140,000       60,000
  Executive Vice President, Operations                1998       $253,125    $100,000       55,000
                                                      1997       $244,458    $ 75,000       40,000

------------------------

(1) Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to the Company's 401(k) employee savings and retirement plan.

(2) The Company has not granted any stock appreciation rights, has not made any long-term incentive plan awards and did not make any restricted stock grants to the Named Executive Officers during the periods covered.

(3) Dr. Bird resigned as Senior Vice President, Business Operations effective April 12, 2000. While he will continue to provide certain services to the Company under the terms of a consulting agreement, he is no longer an executive officer or an employee of the Company as of the effective date of his resignation.

(4) Dr. Bischofberger was named Executive Vice President, Research and Development in November 2000. Dr. Bischofberger had served as Senior Vice President, Research and Development since January 2000, and prior to that served as Senior Vice President, Research.

(5) Dr. Jaffe became a part-time employee of the Company effective January 1, 2000. Dr. Jaffe's title is Senior Medical Advisor and he is also a member of the Company's Scientific Advisory Board. As of January 1, 2000, Dr. Jaffe is no longer an executive officer of the Company.

(6) Mr. Perry was named Executive Vice President, Operations in November 2000. Mr. Perry had served as Senior Vice President, Operations since
    February 2000, and prior to that served as Senior Vice President, Chief Financial Officer and General Counsel. Mr. Perry continues to serve as Corporate Secretary.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR


    As of December 8, 2000, options to purchase a total of 4,612,641 shares of Common Stock had been granted and remained outstanding under the 1991 Stock Option Plan, and options to purchase 2,976,565 shares of Common Stock remained available for grant thereunder. In addition, as of such date, options to purchase a total of 48,664 shares of Common Stock were outstanding under the Company's 1987 Stock Option Plan, options to purchase 350,080 shares of Common Stock were outstanding under NeXstar 1993 Incentive Stock Option Plan, options to purchase 28,279 shares of Common Stock were outstanding under the Vestar, Inc. 1988 Stock Option Plan and options to purchase 6,666 shares of Common Stock were outstanding pursuant to certain option grants made outside of the Company's option plans.


    The Company grants both incentive stock options and nonstatutory stock options to its executive officers under the 1991 Stock Option Plan. The following tables show, for the year ended December 31, 1999 (the "Last Fiscal Year"), certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:


                                                                                  POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF    % OF TOTAL                               ASSUMED ANNUAL RATES OF
                               SECURITIES    OPTIONS     EXERCISE                 STOCK PRICE APPRECIATION FOR
                               UNDERLYING   GRANTED TO    OR BASE                        OPTION TERM(3)
                                OPTIONS     EMPLOYEES      PRICE     EXPIRATION   -----------------------------
                               GRANTED(1)   IN 1999(2)   PER SHARE      DATE           5%              10%
                               ----------   ----------   ---------   ----------   -------------   -------------
John C. Martin...............   100,000        6.71%      $58.375     07/21/09     $3,669,901      $9,299,518

Jeffrey W. Bird..............    60,000        4.03%      $58.375     07/21/09     $2,201,941      $5,579,711

Norbert W. Bischofberger.....    60,000        4.03%      $58.375     07/21/09     $2,201,941      $5,579,711

Howard S. Jaffe..............    40,000        2.69%      $58.375     07/21/09     $1,467,961      $3,719,807

Mark L. Perry................    60,000        4.03%      $58.375     07/21/09     $2,201,941      $5,579,711


------------------------

(1) The terms of such options, which include both incentive and nonstatutory stock options, are consistent with those of options granted to other employees under the 1991 Stock Option Plan. The options vest at the rate of 20% after one year and 5% per quarter thereafter during the optionee's employment. Subject to certain exceptions, the maximum term of options granted under the 1991 Stock Option Plan is ten years.

(2) Based on options to purchase 1,489,494 shares of Common Stock granted to employees, including executive officers, for the year ended December 31, 1999.

(3) The potential realizable value is based on the term of the option at the date of the grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and the timing of exercise and sale transactions by the holder. There can be no assurance that the amounts reflected in this table, or that any gains, will be achieved.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                                    OPTIONS AT                  MONEY OPTIONS AT
                                  SHARES                       DECEMBER 31, 1999(2)           DECEMBER 31, 1999(3)
                                 ACQUIRED        VALUE      ---------------------------   -----------------------------
NAME                            ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                            -----------   -----------   -----------   -------------   -------------   -------------
John C. Martin................     26,000     $1,009,526      331,575        238,750       $12,177,251     $3,958,563

Jeffrey W. Bird...............         --             --       97,947        141,750       $ 3,538,384     $2,256,250

Norbert W. Bischofberger......         --             --      125,949        138,250       $ 4,577,945     $2,240,813

Howard S. Jaffe...............     48,865     $1,544,642       76,550        122,850       $ 2,548,863     $2,651,888

Mark L. Perry.................     15,000     $  611,563      105,750        134,250       $ 3,936,063     $1,993,313

------------------------

(1) Represents the fair value of the aggregate amount of Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq Stock Market or the actual sales price if the shares were sold by the optionee) less the exercise price, and does not necessarily indicate that the shares were sold by the optionee.

(2) Includes both in-the-money and out-of-the-money options.

(3) Fair value of the Company's Common Stock at December 31, 1999 ($54.125, based on the closing sales price reported on the Nasdaq Stock Market), less the exercise price.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee consists of Gordon E. Moore (Chairman), Paul Berg and James M. Denny. None of the members of the Compensation Committee is currently or has been, at any time since the Company's formation, one of the Company's officers or employees.

    During 1999, the Company paid an aggregate of $6,747,923 to PharmaResearch Corporation, a contract research organization. James M. Denny, a member of the Compensation Committee, is a Senior Advisor to William Blair Capital Partners LLC, which manages William Blair Capital Fund V, which owns a controlling interest (45% of the voting stock) in PharmaResearch Corporation. Mr. Denny is not involved in the supervision of the operations of PharmaResearch Corporation. PharmaResearch Corporation provided services to the Company prior to William Blair Capital Fund V's investment.

                                          By Order of the Board of Directors

                                          /s/ MARK L. PERRY

                                          Mark L. Perry
                                          SECRETARY


December 20, 2000

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             GILEAD SCIENCES, INC.

    John C. Martin and Mark L. Perry do hereby certify as follows:

    ONE: The name of the corporation is Gilead Sciences, Inc.

    TWO: The date on which the Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware was January 29, 1992. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 29, 1999.

    THREE: They are duly elected and acting President and Secretary, respectively of Gilead Sciences, Inc., a Delaware corporation.

    FOUR: The Board of Directors of the corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the corporation in the following form:

    Article V shall be amended and restated to read in its entirety as follows:

                                       "V

        A. This corporation is authorized to issue two classes of stock to be designated, respectively, 'Common Stock' and 'Preferred Stock.' The total number of shares which the corporation is authorized to issue is five hundred five million (505,000,000) shares. Five hundred million (500,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

        B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights or the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a "Preferred Stock Designation"); and to increase or decrease the number of shares of that series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

    FIVE: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval and was duly adopted in accordance with the provision of
Section 242 of the General Corporation Law of the State of Delaware.

    SIX: All stock provisions of the Amended and Restated Certificates of Incorporation shall remain in full force and effect.

    IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this
day of February   , 2001.

                                            GILEAD SCIENCES, INC.

                                            ------------------------------------
                                            John C. Martin
                                            PRESIDENT

ATTEST:

----------------------------------------
Mark L. Perry
SECRETARY

                               GILEAD SCIENCES, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR THE SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD FEBRUARY 2, 2001

     The undersigned hereby appoints John C. Martin and Mark L. Perry, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gilead Sciences, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Gilead Sciences, Inc. to be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California on Friday, February 2, 2001 at 10:00 a.m., and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                CONTINUED AND TO BE SIGNED ON REVERSE SIDE



                            - FOLD AND DETACH HERE -

                                                                                       Please mark
                                                                                       your choices     /X/
                                                                                        like this



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.                           FOR   AGAINST   ABSTAIN
                                                                                   / /     / /       / /
Proposal 1: To amend Gilead's certificate of incorporation to increase the number of shares of common stock authorized for issuance from
            100,000,000 shares to 500,000,000 shares.


Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.

SIGNATURE(S)                                        DATED:             , 2001
            --------------------------------------        ------------

                           - FOLD AND DETACH HERE -